TRINET GROUP, INC.
EXECUTIVE COMPENSATION CLAWBACK POLICY
(As Amended and Restated)

Purpose

This Amended and Restated TriNet Group, Inc. Executive Compensation Clawback Policy (this “Policy”) has been adopted by the Board to provide for the recoupment by the Company of cash and equity incentive compensation awarded to an Executive in the event of certain restatements of the Company’s previously issued financial reports. This Policy supersedes in its entirety the Executive Compensation Clawback Policy adopted by the Board on June 4, 2020 (the “Prior Policy”), except as otherwise expressly set forth herein.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation and Human Capital Management Committee of the Board and/or one or more of the other committees of the Board, subject to any independence requirements set forth by the Listing Manual, in which case references herein to the Board shall be deemed references to such committee(s). Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Compensation

This Policy shall apply, with respect to each individual who served as an Executive at any time during the applicable performance period for any Performance-Based Compensation, to all Performance-Based Compensation that is Received by such Executive on or after the Effective Date. Any compensation Received by any Executive prior to the Effective Date shall continue to be subject to the Prior Policy.

Recoupment of Compensation

In the event of an Accounting Restatement, the Board shall promptly:

a.Review, with respect to each Executive, all Performance-Based Compensation Received by such Executive during the Covered Period;

a.Determine the amount of Excess Compensation Received by such Executive during the Covered Period; and

a.Reasonably promptly but in any event no later than 60 days after the date an Accounting Restatement is filed with the SEC, provide to each Executive a written notice containing the amount of Excess Compensation and a demand for repayment or return, as applicable.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping any Excess Compensation hereunder based on all applicable facts and circumstances which may include, without limitation: (a) requiring reimbursement of Excess Compensation previously paid; (b) offsetting all or part of any Excess Compensation from any compensation otherwise owed, but not yet paid, by the Company to the

Executive; (c) terminating any Performance-Based Compensation to the extent it is unvested and outstanding or (d) taking any other remedial and recovery action permitted by law, as determined by the Board.

Notwithstanding anything herein to the contrary, the Company shall not be required to seek recoupment to the extent the Board determines that recoupment would be impracticable in a manner consistent with the Listing Manual, because either (i) the direct expenses paid to a third party to assist in enforcing this Policy against an Executive would exceed the amount to be recovered from that Executive, after the Company has made a reasonable attempt to recover the Excess Compensation; or (ii) recovery from an Executive would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy with the SEC in accordance with the requirements of all applicable securities laws and shall provide any documentation with respect thereto to the New York Stock Exchange in accordance with the Listing Manual.

No Indemnification

The Company shall not indemnify any Executives or their beneficiaries against the loss of any Excess Compensation that is repaid, returned or recovered pursuant to the terms of this Policy or otherwise indemnify or provide advancement of any costs related to the Company’s enforcement of this Policy.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy.

This Policy is intended to comply with Section 303A.14 of the Listing Manual and Section 10D of the Exchange Act. Accordingly, this Policy shall be interpreted in a manner that is consistent with the requirements of Section 303A.14 of the Listing Manual and any other applicable rules of the New York Stock Exchange.

Amendment; Termination

The Board may amend or terminate this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. This Policy automatically shall terminate upon a “Change in Control” (as defined in the Plan), which results in the Company’s securities no longer being traded on an established securities exchange.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board shall require that any employment agreement, award agreement or similar agreement with an Executive entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Definitions

“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements of the Company that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements of the Company, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Board” shall mean the Board of Directors of the Company.

“Company” shall mean TriNet Group, Inc., a Delaware corporation.

“Covered Period” shall mean the period (i) after beginning service as an Executive and (ii) except as otherwise provided in the Listing Manual with respect to any transition period, during the three completed fiscal years immediately preceding the date the Board or the officers of the Company authorized to take such action concludes or reasonably should have concluded that an Accounting Restatement was required (or if earlier, the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement).

“Effective Date” shall mean October 2, 2023.

“Excess Compensation” shall mean, with respect to an Executive, the amount of Performance-Based Compensation Received during the Covered Period that exceeds the amount of Performance-Based Compensation that otherwise would have been Received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid; provided that, for Performance-Based Compensation that is based on or otherwise derived from stock price or total shareholder return where the amount of Excess Compensation is not subject to mathematical recalculation directly from information in the applicable Accounting Restatement, the amount that would have been Received shall be determined by the Board based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, upon which the Performance-Based Compensation was Received.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” shall mean any current or former officer of the Company who is (or was) subject to Section 16 of the Exchange Act.

“Listing Manual” shall mean the New York Stock Exchange Listed Company Manual.

“Plan” means the Company’s Amended and Restated 2019 Equity Incentive Plan, as it may hereinafter be amended.

“Performance-Based Compensation” shall mean all cash and equity compensation, including any equity-based award issued with reference to the Company’s common stock granted under the Plan or a successor plan, that is granted, earned or vested based wholly, or in part, on the attainment of (i) stock price or total shareholder return metrics, (ii) any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or (iii) any other financial measures that are derived wholly or in part from such measures, in each case regardless of whether such measures are presented in the Company’s financial statements or included in any filing with the SEC.

“Received” shall mean the date of actual or deemed receipt, and for purposes of the foregoing, Performance-Based Compensation shall be deemed received in the Company’s fiscal period during which the applicable financial performance measure is attained, even if payment or grant of the Performance-Based Compensation occurs after the end of that period.

“SEC” shall mean the U.S. Securities and Exchange Commission.

Consent to the Executive Compensation Clawback Policy of TriNet Group, Inc.

This Consent Agreement (this “Agreement”) is entered into as of _____________, by and between TriNet Group, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”). Capitalized terms used but not defined herein shall have the meanings set forth in the Policy (as defined below).

In exchange for any Performance-Based Compensation received by Participant from the Company or any of its subsidiaries or affiliates, the parties hereby agree as follows:

a.Participant agrees to be bound by the TriNet Group, Inc. Executive Compensation Clawback Policy, as may be amended from time to time in the sole discretion of the Company (the “Policy”) and consents to the application of the Policy to any Performance-Based Compensation Received by Participant on or following the Effective Date. A copy of the Policy is attached hereto as Exhibit A.

a.The Company and Participant agree that this Agreement shall not apply to any Performance-Based Compensation Received by Participant prior to the Effective Date, and that any such Performance-Based Compensation shall be governed by the Prior Policy.

a.The Company will notify Participant in writing (a “Reimbursement Notice”) in the event that the Board determines that Participant has received any Excess Compensation in accordance with the terms of the Policy. The Reimbursement Notice shall set forth (a) the amount of Excess Compensation that Participant is required to reimburse to the Company (the “Reimbursement Amount”), and (b) the method by which the Company shall recoup the Reimbursement Amount from Participant, which method shall be consistent with the Policy. No Reimbursement Notice shall be deemed invalid or ineffective for failure to include any of the foregoing information.

a.Participant agrees to be bound by, and promptly comply with the terms and requirements set forth in, any and all such Reimbursement Notices. In the event that a Reimbursement Notice fails to include a method for recoupment of the Reimbursement Amount, Participant shall promptly, and in any event within ten (10) calendar days following receipt of such Reimbursement Notice, take any and all action necessary to reimburse to the Company the full Reimbursement Amount in cash.

a.Participant agrees to be bound by the Policy and each Reimbursement Notice notwithstanding any terms of any other employment agreement, offer letter, arrangement, plan, policy or other agreement of any kind that Participant may have, or in the future have, with the Company or any of its subsidiaries or affiliates.

a.Participant acknowledges that Participant has sole and ultimate responsibility for all tax obligations arising in connection with the receipt of any Performance-Based Compensation and, as applicable, the recoupment thereof pursuant to this Policy. The Company makes no representations or undertakings regarding the tax treatment of any Performance-Based Compensation or the recoupment thereof pursuant to this Policy and has no obligation to structure the terms of any Performance-Based Compensation or to implement this Policy to reduce or limit Participant’s tax liability.

a.Subject to the terms of the Policy, the Company may amend the Policy at any time with or without notice to Participant and all such amendments shall be binding on and applicable to Participant.

a.The laws of the State of Delaware, without regard to its conflict of law provisions, shall govern the interpretation of this Agreement. Any and all disputes arising under this Agreement shall be resolved in accordance with the arbitration terms set forth in Participant’s employment agreement or similar agreement with the Company or any of its subsidiaries.

a.This Agreement shall be binding on Participant and his heirs, successors and legal representatives, and on the Company and its successors.

a.In the event of a conflict between the terms of this Agreement and the Policy, the terms of the Policy shall prevail.

a.In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

a.This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof. Subject to Paragraph 7, this Agreement shall not be modified or amended except by an agreement executed by the Company and Participant.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement effective as of the day and year first above written.

____________________________
[Name of Participant]

TriNet Group, Inc.
____________________________
By:
Its: